EXHIBIT 99.1

           Central Jersey Bancorp Declares Five Percent Stock Dividend


LONG BRANCH, NEW JERSEY, May 28, 2008, (NASDAQ Global Market: CJBK) - The Board of Directors of Central Jersey Bancorp, the parent corporation of Central Jersey Bank, N.A., recently declared a stock dividend equal to five percent (5%) of the authorized and outstanding shares of Common Stock payable on July 1, 2008 to shareholders of record on June 13, 2008.

James S. Vaccaro, Chairman, President and CEO commented, "In declaring this dividend, the Board of Directors wishes to recognize and reward the loyalty and confidence that each of its shareholders has placed in the organization. With the strong support of its ownership, Central Jersey Bancorp has been able to strategically expand its franchise and experience market success."

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through twelve branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the ticker symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward-Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A. operates.

Contacts:

James S. Vaccaro, Chairman, President and CEO; 732-571-1300
Robert S. Vuono, Sr. EVP & COO; 732-292-1600
Anthony Giordano, III, EVP and CFO; 732-923-1115